I, Courtney R. Taylor, in my capacity as Secretary of the American Funds Insurance Series (“AFIS”), certify that in compliance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, the Principal Executive Officer and Treasurer of AFIS intend to certify to the U.S. Securities and Exchange Commission (“SEC”) with respect to the attached PDFs of the Series (Semi-annual or Annual) shareholder reports and financial statements and other information. MML Series Investment Fund may rely on these certifications, which will be made in connection with AFIS’ filings with the SEC on form N-CSR, which can be found at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000729528&owner=include&count=40.

/s/ Courtney R. Taylor	8/25/2025
Courtney R. Taylor	Date
Secretary,
American Funds Insurance Series